EXHIBIT 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of November 24, 2014 (this “Third Supplemental Indenture”), among Albemarle Corporation, a Virginia corporation (the “Company”), whose principal office is located at 451 Florida Street, Baton Rouge, Louisiana 70801, Albemarle Holdings Corporation, a Delaware corporation (“Holdings”), whose principal office is located at 451 Florida Street, Baton Rouge, Louisiana 70801, Albemarle Holdings II Corporation, a Delaware corporation (“Holdings II” and, together with Holdings, the “Guarantors” and each, a “Guarantor”), whose principal office is located at 451 Florida Street, Baton Rouge, Louisiana 70801, and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and The Bank of New York  have duly executed and delivered an Indenture, dated as of January 20, 2005 (as amended and supplemented, the “Indenture”), providing for the authentication, issuance, delivery and administration of unsecured notes, debentures or other evidences of indebtedness to be issued in one or more series by the Company (herein called a “Security” or the “Securities”); and

WHEREAS, the Company desires to appoint U.S. Bank National Association as trustee and amend and supplement the provisions of the Indenture with respect to future series of Securities issued pursuant to the Indenture; and

WHEREAS, each of the Guarantors desires to provide a Guarantee with respect to specified future series of guaranteed Securities issued pursuant to the Indenture; and

WHEREAS, Holdings and Holdings II were formed in connection with the proposed acquisition (the “Merger”) by the Company of Rockwood Holdings, Inc. (“Rockwood”) pursuant to an agreement and plan of merger, dated as of July 15, 2014, by and among the Company, Holdings and Rockwood and following the Merger, subject to certain conditions, the Company expects that Holdings and Holdings II will be merged with Rockwood and Rockwood Specialties Group, Inc. (“RSGI”), respectively, and that Rockwood and RSGI will be the surviving entities of such mergers and will succeed to all the rights and obligations of Holdings and Holdings II as Guarantors hereunder; and

WHEREAS, Section 9.01 of the Indenture expressly permits the Company and the Trustee, subject to certain conditions, to enter into one or more supplemental indentures for the purposes, inter alia, of adding to, changing or eliminating any of the provisions of the Indenture in respect of one or more series of Securities, and permits the execution of such supplemental indentures without the consent of the Holders of any Securities then outstanding; and

WHEREAS, for the purposes recited above, and pursuant to due corporate action, the Company and each of the Guarantors have duly determined to execute and deliver to the Trustee this Third Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Third Supplemental Indenture a valid instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the Company, the Guarantors and the Trustee mutually covenant and agree as follows:

ARTICLE 1. DEFINITIONS.

1.1         All terms contained in this Third Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings given to such terms in the Indenture.

ARTICLE 2. AMENDMENT OF TERMS OF THE INDENTURE WITH RESPECT TO FUTURE SERIES OF SECURITIES.

The following amendments to the Indenture in this Article 2 shall apply to every series of Securities issued pursuant to the Indenture on or after the date of this Third Supplemental Indenture:

2.1         Notice of Redemption.  Section 11.04 of the Indenture is hereby amended and restated as follows:

“Unless otherwise specified in accordance with Section 3.01, notice of redemption shall be sent not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed.

All notices of redemption shall identify the Securities being redeemed (including the CUSIP or ISIN number) and state:

(1)	the Redemption Date,

(2)	the Redemption Price,

(3)
if less than all the Outstanding Securities of any series consisting of more than a single Security are to be redeemed, the identification (and, in the case of partial redemption of any such Securities, the principal amounts) of the particular Securities to be redeemed and, if less than all the Outstanding Securities of any series consisting of a single Security are to be redeemed, the principal amount of the particular Security to be redeemed,

(4)
that on the Redemption Date the Redemption Price will become due and payable upon each such Security to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date,

(5)	the place or places where each such Security is to be surrendered for payment of the Redemption Price and accrued interest, if any,

(6)	that the redemption is for a sinking fund, if such is the case,

(7)	the name and address of the Paying Agent,

(8)	that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price, and

(9)	that no representation is made as to the accuracy or correctness of the CUSIP and/or ISIN numbers listed in such notice or printed on the Securities.

Notice of redemption of Securities to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request delivered at least 5 days prior to the date such notice is to be given (unless a shorter period shall be acceptable to the Trustee), by the Trustee in the name and at the expense of the Company and shall be irrevocable.”

2.2         Supplemental Indentures with Consent of Holders.  The first paragraph of Section 9.02 of the Indenture is hereby amended and restated as follows:

“With the consent of the Holders of not less than a majority in aggregate principal amount of all the Outstanding Securities affected by such supplemental indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities), by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee, when requested by a Company Request, may enter into an indenture or indentures supplemental hereto or amend this Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture and, subject to Section 5.13, any past default or compliance with any provisions of this Indenture with respect to a particular series of Securities may be waived with the written consent of the Holders of a majority in principal amount of the Outstanding Securities (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities) of such series (such series voting as a single class). However, no such supplemental indenture, amendment or waiver shall, without the consent of the Holder of each Outstanding Security affected thereby,

(1)           change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security or any other Security which would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 5.02, or change any Place of Payment where, or the coin or currency in which, any Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment, on or after the Redemption Date or any repayment date); or

(2)           reduce the percentage in aggregate principal amount of the Outstanding Securities of any series, the consent of whose Holders is required for any such supplemental indenture or amendment, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain Defaults hereunder and their consequences) provided for in this Indenture; or

(3)           impair any right (if provided for in Section 3.01) of a Holder to exchange or convert Securities for or into other securities; or

(4)           add any provisions providing for the subordination of the Securities; or

(5)           modify any of the provisions of this Section, Section 5.13 or Section 9.01, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section and Section 9.01, or the deletion of this proviso, in accordance with the requirements of Sections 6.11 and 9.01(8).”

2.3         Events of Default.          (a) Section 5.01(4) of the Indenture is hereby deleted and replaced with “(4) [Reserved.]”.

(b)           Section 5.01(6) of the Indenture is hereby amended and restated as follows:

“(6)         default in the payment of principal when due or an acceleration of Indebtedness of the Company, or, if Guarantees are issued, the Guarantor, or any Significant Subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100 million and such acceleration has not been rescinded or annulled or such Indebtedness repaid within a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of all Outstanding Securities of that series; provided that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred;”.

2.4         Definitions.                     Section 1.02 of the Indenture is hereby amended to add in its appropriate alphabetical sequence the following definitions:

“Guarantee” means any guarantee of a Guarantor endorsed on a Security authenticated and delivered pursuant to this Indenture and shall include the Guarantees by a Guarantor set forth in any supplemental indenture hereto or Officers’ Certificate in accordance with Section 3.01.”

“Guarantor” means the Person(s) named as a “Guarantor” in the applicable indenture supplemental to the Indenture or Officers’ Certificate pursuant to Section 3.01 of the Indenture until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Guarantor” shall mean such successor Person.”

2.5         Amount Unlimited; Issuable in Series.  Section 3.01 of the Indenture is hereby amended by (i) renumbering Clause 24 of such Section 3.01 as Clause 25 and clause 23 of such Section 3.01 as Clause 24 and (ii) inserting the following as Clause 23 of such Section 3.01:

“(23)       if the Securities of any series are guaranteed and the applicable Guarantor;”

2.6         Notices to the Trustee.  Section 1.06 of the Indenture is hereby amended to add the following new paragraph:

“The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, Portable Document Format (pdf), facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.”

2.7         Waiver of Jury Trial.  The following new Section 1.16 is hereby added to the Indenture:

“SECTION 1.16.                                WAIVER OF JURY TRIAL.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.”

2.8         Certain Rights of the Trustee.  Section 6.03 of the Indenture is hereby amended by deleting “and” at the end of subsection (11) thereof, deleting “.” at the end of subsection (12) thereof and adding “;” in place thereof and adding the following:

“(13)       in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(14)         in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.”

2.9         Appointment of the Trustee.  The Company hereby appoints U.S. Bank National Association to act as Trustee under the Indenture with respect to every series of Securities issued pursuant to the Indenture on or after the date of this Third Supplemental Indenture and U.S. Bank National Association hereby accepts such appointment, together with all rights, powers, privileges, benefits, duties, trusts and obligations associated with such appointment.

ARTICLE 3. GUARANTEES

The provisions of this Article 3 shall apply to every series of Securities issued pursuant to the Indenture on or after the date of this Third Supplemental Indenture if specified in the applicable supplemental indenture or Officers’ Certificate pursuant to Section 3.01 of the Indenture.

3.1         Guarantee.  (a) If Securities of or within a series are specified, as contemplated by Section 3.01 of the Indenture, to be guaranteed by one or more Guarantors, then each such Guarantor hereby fully and unconditionally guarantees to each Holder of any such Security which is authenticated and delivered by the Trustee and to the Trustee for itself and on behalf of each such Holder, the due and punctual payment of the principal of (and premium, if any, on) and interest (including, in case of default, interest on principal and, to the extent permitted by applicable law, on overdue interest and including any additional interest required to be paid according to the terms of any such Security), if any, on each such Security, and the due and punctual payment of any sinking fund payment (or analogous obligation), if any, provided for with respect to any such Security, when and as the same shall become due and payable, whether at Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, according to the terms thereof and of the Indenture (the “Guarantor Obligations”). In case of the failure of the Company or any successor thereto punctually to pay any such principal, premium, interest or sinking fund payment, each such Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at Maturity, upon redemption, upon declaration of acceleration, upon tender for repayment at the option of any Holder or otherwise, as if such payment were made by the Company.

(b)           Each Guarantor hereby agrees that its Guarantor Obligations hereunder shall be as if it were principal debtor and not merely surety and shall be absolute and unconditional, irrespective of the identity of the Company, the validity, regularity or enforceability of any such Security or the Indenture, the absence of any action to enforce the same, any waiver or consent by the Holder of any such Security with respect to any provisions thereof, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee will not be discharged except by complete performance of its obligations contained in any such Security and in this Guarantee.

(c)           Each Guarantor hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on any such Security, whether at its Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of any such Security, subject to the terms and conditions set forth in this Supplemental Indenture, directly against each such Guarantor to enforce its Guarantee without first proceeding against the Company.

(d)           If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Guarantor, any amount paid in respect of a Security by any of them to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)           This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any such Security are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on any such Security, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, any such Security shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

3.2         Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.3         Priority of Guarantee. Unless otherwise specified pursuant to Section 3.01 of the Indenture with respect to any series of Securities, this Guarantee shall be an unsecured and unsubordinated obligation of each Guarantor, ranking pari passu with all other existing and future unsubordinated and unsecured indebtedness of the Company and each such Guarantor, respectively.

3.4         Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that this Guarantee does not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and each Guarantor hereby irrevocably agree that the obligations of each such Guarantor under this Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of each such Guarantor, result in the obligations of such Guarantor under this Guarantee constituting such fraudulent transfer or conveyance.

3.5         Subrogation. Each Guarantor shall be subrogated to all rights of Holders of the Securities of a series against the Company in respect of any amounts paid by any such Guarantor on account of such Securities or the Indenture; provided, however, that, if an Event of Default has occurred and is continuing, each Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Securities shall have been paid in full.

3.6         Reinstatement. Each Guarantor hereby agrees that its Guarantee provided for in Section 3.1 shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Company upon the bankruptcy or insolvency of the Company or such Guarantor. Subject to the preceding sentence, once released in accordance with its terms and the Indenture, a Guarantee shall not be required to be reinstated for any reason.

3.7         Release of Guarantor. (a) Concurrently with the discharge of the Securities under Section 4.01 of the Indenture or the defeasance of the Securities under Section 13.02 or 13.03 of the Indenture, or pursuant to the terms of such Guarantee established in accordance with Section 3.01 of the Indenture, each Guarantor shall be released from all its obligations under its Guarantee under the Indenture.

(b)           So long as no Default exists or upon the occurrence of the following events, with notice or lapse of time or both, would exist, this Guarantee and any Liens securing this Guarantee shall be automatically and unconditionally released and discharged:

(i)            upon any sale, exchange, transfer to any Person that is not an Affiliate of the Company of all of the Company’s Capital Stock in a Guarantor, which transaction is otherwise in compliance with the Indenture.

(ii)           upon any consolidation or merger of a Guarantor with or into the Company or another Guarantor, which transaction is otherwise in compliance with the Indenture.

(iii)          upon the redemption, defeasance, retirement or any other discharge in full of the 4.625% Senior Notes due 2020 issued by RSGI.

(c)           Upon written instruction from the Company, the Trustee shall execute and deliver any documents, instructions or instruments evidencing any release of a Guarantee.

3.8         Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that its guarantee and waivers pursuant to the Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 4. MISCELLANEOUS.

4.1         Ratification of Indenture.  The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

4.2         Governing Law.  This Third Supplemental Indenture and each Note shall be governed by, and construed in accordance with, the laws of the State of New York.

4.3         Counterparts.  This Third Supplemental Indenture may be executed in several counterparts, each of which shall be an original, and all collectively but one and the same instrument.

The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.  All rights, privileges, protections, indemnities and benefits granted or afforded to the Trustee under the Indenture (including the additional rights, privileges, protections, indemnities and benefits set forth in Sections 2.6, 2.7 and 2.8 of this Third Supplemental Indenture) shall be deemed incorporated herein by this reference and shall be applicable to all actions taken, suffered or omitted by the Trustee under this Third Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be executed as of the date first above written.

ALBEMARLE CORPORATION, as Issuer

By:	/s/ Karen G. Narwold
Name: Karen G. Narwold
Name: Karen G. Narwold
Title: Senior Vice President, General Counsel, Corporate & Government Affairs, Corporate Secretary

ALBEMARLE HOLDINGS CORPORATION, as Guarantor

By:	/s/ Karen G. Narwold
Name: Karen G. Narwold
Title: President, Secretary

ALBEMARLE HOLDINGS II CORPORATION, as Guarantor

By:	/s/ Karen G. Narwold
Name: Karen G. Narwold
Title: President, Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President